Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is made by and between Aon Corporation, a Delaware Corporation (the “Company”), and Baljit Dail (the “Executive”) concerning the Executive’s separation from employment with the Company.  The effective date of this Agreement is February 13, 2012 (the “Effective Date”).

WHEREAS, the Company and the Executive are parties to an employment agreement dated as of January 22, 2010 (the “Employment Agreement”);

WHEREAS, as of the date hereof the Executive is employed as the Company’s co-Chief Executive Officer of Aon Hewitt;

WHEREAS, the Company and the Executive now desire to enter into an agreement setting forth the terms of the Executive’s separation from employment with the Company and the rights and duties of the parties after they enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, and other good and valuable consideration, the Company and the Executive hereby agree as follows:

1.             Termination Date.  The parties hereto agree that the Executive’s employment with the Company shall terminate effective March 31, 2012 (the “Termination Date”).  As of the Effective Date, the Executive hereby resigns his position as the Company’s co-Chief Executive Officer of Aon Hewitt, and any other affiliate of the Company, and his position on all committees of the Company, including the Aon Executive Committee.

2.             Outstanding Equity Awards.

(a)           Prior to the Termination Date, the Executive shall vest in: (1) options associated with the Leadership Performance Program for the performance period 2009-2011 and shares from the 2008, 2009, and 2010 Incentive Stock Plan vesting in the First Quarter of 2012; (3) performance share units awarded under the Leadership Performance Plan for the performance period 2009-2011 vested on December 31, 2011; and, (4) performance share units awarded under the Aon Benfield Performance Plan vested on December 31, 2011.

(b)           After the Termination Date, the Executive shall be eligible for vesting, pursuant to the “termination without cause” provisions under the Company’s stock plans and programs, in: (1) the remaining unvested shares of the 2009 Incentive Stock Plan; and (2) on a prorated basis in the performance share units granted to him pursuant to the Leadership Performance Program for the performance period 2010-2012, pursuant to the vesting provisions of such program.  For avoidance of doubt, the Executive will be deemed to have satisfied the vesting requirements through the First Quarter of 2012 for the performance shares.  The vested performance share units will be delivered on their regularly scheduled settlement date or, only to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), on the six-month anniversary of the Effective Date.

(c)           The Executive waives entitlement to, and affirmatively elects to forfeit, any and all other equity-based awards from the Company that are unvested as of the day following the Termination Date.  For the avoidance of doubt, and without limiting the generality of the foregoing, such awards include: (1) restricted stock units awarded to the Executive under the Company’s Incentive Stock Program during calendar years 2010 and 2011 vesting in 2013 and 2014; performance share units awarded under the Aon Benfield Performance Program vesting in 2012; and, performance share units awarded to the Executive under the Aon Hewitt Performance Program during calendar year 2011 for the performance period 2011-2013 vesting in 2013.

3.             Annual Incentives.  The Executive hereby agrees to forfeit any bonus or other annual incentive compensation for which he otherwise may be eligible for services performed during 2011 or 2012.

4.             Additional Consideration.  As consideration for the Executive’s signing, delivering to the Company and not revoking a release of claims in the form attached to this Agreement as Attachment A (the “Release”) within twenty-one days following the Termination Date and the Executive’s compliance with the covenants set forth in Paragraphs 5, 6 and 7 below, the Company agrees to provide the Executive the following:

(a)           A lump sum payment of $1,000,000, subject to applicable withholding, payable on October 1, 2012.  The Executive acknowledges and agrees that this amount is in excess of the payment due pursuant to Section 3(b)(ii) of the Employment Agreement, and specifically acknowledges that the payment is sufficient consideration for entering into the Release; and

(b)           Eligibility to participate through the end of calendar year 2012 in the Company’s executive physical program through the Center for Partnership Medicine at Northwestern Memorial Hospital, which payment or reimbursement will be reported to the as taxable income to the Executive.  The Executive will also be entitled to elect COBRA continuation coverage under the Company’s health programs as of the Termination Date.

5.             Return of Property.  The Executive agrees that he will return to the Company on or before the Termination Date all property of the Company, including but not limited to the originals and copies of any information provided to or acquired by the Executive in connection with the performance of his duties for the Company, including but not limited to files and documents (including paper files and documents, as well as all electronic, digital, or magnetic files or documents, and files or documents stored in any other format), no matter how produced or reproduced, all computer equipment, programs and files, it being hereby acknowledged that all of said items are the sole and exclusive property of the Company.  In addition, the Executive shall surrender to the Company all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information on or before the Termination Date, which he possess or has under his control.

6.             Restrictive Covenants.

(a)              The Executive acknowledges that he is bound to certain restrictive covenants as set forth in the Employment Agreement and various equity-based award agreements he entered into with the Company, that during the course of his employment with the Company, and any predecessor company or affiliated company, the Executive has become familiar with trade secrets and other confidential information concerning the Company and its subsidiaries and that the Executive’s services were of special, unique and extraordinary value to the Company and its affiliates.

(b)           Noncompetition.

(i)            The Executive agrees that for a period of two years beginning on the Executive’s Separation from Service (the “Noncompetition Period”) the Executive will not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, (i) engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in the business of insurance brokerage, reinsurance brokerage, employee benefits brokerage or benefits and human resources consulting and administration (the “Specified Businesses”) provided that such Specified Business represents, or is reasonably expected to represent, the greater of $400 million dollars or at least 55% of the business’ annual gross revenue, respectively, in the fiscal year prior to the Executive becoming affiliated with such entity or in the fiscal year of such affiliation (the “Limits”) or (x) provide services to (A) a Listed Major Competitor (as defined below) or a successor in interest to all or substantially all of the assets of a Listed Major Competitor or (B) any business (or an entity owning such business) which is spun-off or otherwise disposed of by a Listed Major Competitor if (I) such spun-off or otherwise disposed business is a Specified Business or would be a Specified Business if the definition of “Specified Business” included human resources business process outsourcing services and (II) the Limits are satisfied, with the Limits being calculated based only on the spun-off or otherwise disposed business.  Provided, however, that nothing in this Paragraph shall preclude the Executive from working with or on behalf of any private equity entity that has an investment interest in, or provides management, business strategy or other advice to, a Listed Major Competitor, in keeping with the private equity entity’s investment interest. For purposes of clarification, nothing in this Paragraph shall exclude the Executive from being employed by a private equity entity which has an investment interest in any of the Listed Major Competitors, or from providing management, business strategy or other advice or services in connection with said investment interest. This restriction will apply in any geographic area in which the Company or any of its subsidiaries is then conducting such business.

(ii)           Without limiting the generality of the foregoing prohibition, the following businesses are the “Listed Major Competitors”: Marsh & McLennan Companies,

Inc.; Willis Group Holdings Limited; Towers Watson & Co.; the Hay Group; Xerox Corporation; Fidelity Investments; Accenture plc; International Business Machines Corporation; and any entity that satisfies the criteria in the following sentence.  A Listed Major Competitor shall also include any entity that is involved in human resources business process outsourcing services (x) in which more than 50% of the voting power to elect directors is owned by private equity funds, directly or indirectly, and (y) that has indicated (by words or actions) that its intent is to become a significant competitor to the Company with respect to human resources business process outsourcing services generally.

(iii)          For purposes of this Section 4(b), (x) “benefits and human resources administration” means providing recordkeeping services to and for retirement plans and health and other welfare benefit plans; (y) “benefits and human resources consulting” means providing consulting or actuarial services to clients in their capacity as employers and/or sponsors of retirement plans and health and other welfare plans but shall not include management consulting services; and (z) neither payroll services nor outsourcing services (other than the aforesaid record keeping or consulting to employers and/or sponsors as to selection of vendors) shall be within the meaning of “benefits and human resources consulting and administration.”

Furthermore, in calculating the Limits, any entity’s revenues from sub-segments of a segment of a business that competes with sub-segments of a segment of the Company that represents less than 10% of the revenues of Aon Hewitt in the fiscal year prior to the termination of the Executive’s employment with the Company (consolidating such revenues of the prior entities for determinations made prior to January 1, 2012) shall not be considered as revenues of the Specified Businesses.

(c)           The Executive further agrees that during the Noncompetition Period the Executive will not in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or any of its subsidiaries to terminate or abandon his employment with the Company for any purpose whatsoever.

(d)              Nothing in this Paragraph 6 will prohibit the Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than two percent of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as the Executive has no active participation in the business of such corporation.

(e)              If, at any time of enforcement of this Paragraph 8, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area and that the court will be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  This Agreement will not authorize a court to increase or broaden any of the restrictions in this Paragraph 8.

(f)              The Company and the Executive agree that the payments to be made and the benefits to be provided pursuant to this Agreement by the Company are provided in consideration of the Executive’s agreements contained in this Paragraph 6 hereof.  In the event that the Company determines that the Executive has committed a material breach of any provision of Paragraph 6 hereof, on written notice to the Executive setting forth the basis for such determination, the Company will be entitled immediately to terminate making all remaining payments and providing all remaining benefits pursuant to Paragraphs 2 and 4 hereof and upon such termination the Company will have no further liability to the Executive under this Agreement; provided, however, that if a court of law determines that no such material breach occurred, the Company will be obligated to make such payments or provide such benefits in a timely manner.

(g) The Executive acknowledges that the Executive’s services to the Company are of a unique character which gives them a special value to the Company, the loss of which cannot reasonably or adequately be compensated in damages in an action at law, and that a breach of Paragraph 8 of this Agreement will result in irreparable and continuing harm to the Company and that therefore, in addition to any other remedy which the Company may have at law or in equity, the Company will be entitled to injunctive relief for a breach of this Agreement by the Executive.

7.             Confidentiality.  The Executive shall not, at any time , make use of or disclose, directly or indirectly, any (a) trade secret or other confidential or secret information of the Company or of an of its subsidiaries or (b) other technical, business proprietary or financial information of the Company or of any of its subsidiaries not available to the public generally or to the competitors of the Company or to the competitors of any of its subsidiaries, except to the extent that such Confidential Information (i) becomes a matter of public record or is published in newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of the Executive, (ii) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that the Executive gives prompt notice of such requirement to the company to enable the Company to seek an appropriate protective order, or (iii) is necessary to perform properly the Executive’s duties under this Agreement.  Promptly following the Termination Date the Executive shall surrender to the Company all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information on the Termination Date, which he possesses or has under his control.

8.             Cooperation.  The Executive agrees to cooperate with the Company following the Termination Date by making himself reasonably available to testify on behalf of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company in any such action, suit, or proceeding, including by providing information and meeting and consulting with the Company’s Board of Directors or its representatives or counsel, or representatives or counsel to the Company, as reasonably requested; provided, however, that the same does not materially interfere with his then-current professional activities.  If the Executive’s cooperation is required in excess of two full business days, the Company agrees to reimburse the Executive at a rate of $400 per hour for any additional time.  The Company also agrees to reimburse the Executive for all reasonable expenses actually incurred in connection with his provision of testimony or assistance.

9.             Indemnification.  The Company agrees to continue and maintain a directors and officers liability insurance policy covering the Executive during any applicable statute of limitations period, to the extent the Company provides such coverage for its other executive officers and/or members of its Board of Directors, in addition to any rights to indemnification to which the Executive is entitled to pursuant to the Bylaws, or other policies of any Aon-related corporation with which he has been employed

10.          Assignability and Binding Nature.  This Agreement is not assignable by either party except as permitted herein.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) and permitted assigns.  No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred in connection with the sale or transfer of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.  The Company further agrees that, in the event of a sale or transfer of assets as described in the preceding sentence, it shall cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder.  No rights or obligations of the Executive under this Agreement may be assigned or transferred by him other than his rights to compensation and benefits, which may be transferred only by will or operation of law, and as provided in Paragraph 11(c).

11.          Death, Disability; Termination; Beneficiaries.

(a)           In the event of the Executive’s death, his beneficiaries shall be entitled to the compensation and benefits that would otherwise have been provided to the Executive (to the extent not yet then provided) under this Agreement.

(b)           In the event that the Company reasonably determines that the Executive has materially breached or is in breach of his obligations under this Agreement, which breach remains uncured thirty (30) days after the Executive’s receipt from the Company of written notice of such breach which notice shall provide in detail, reasonable steps to be taken to cure, (or, if such cure would reasonably require more than thirty (30) days, then if the Executive has failed to take substantial steps to cure such breach in a timely manner), the Company’s obligations under this Agreement shall immediately terminate.

(c)           The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following his death by giving the Company written notice thereof.  In the event there is no such named beneficiary, or no surviving named beneficiary, such compensation and benefits shall be paid to the Executive’s estate.  In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

12.          Notices.  Any notices or other communications given hereunder by either party shall, in every case, be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered to a nationally recognized overnight courier service or (d) sent by facsimile or other means of electronic transmission (with a copy sent by first-class mail) to the other party at the addresses set forth below:

If to the Corporation:	Aon Corporation
200 E. Randolph Street
Chicago, Illinois 60601
Attention: General Counsel

If to the Executive:	At his address per the records of the Company

or such other address as may hereafter be specified by notice given pursuant to this Paragraph.  Date of service of any such notice shall be (w) the date such notice is personally delivered, (x) two (2) business days after the date of mailing if sent certified or registered mail, (y) one (1) business day after the date of delivery to the overnight courier service if sent by overnight courier, and (z) when sent, if sent by facsimile or other means of electronic transmission, between 9:00 A.M. and 5:00 P.M. Central time or the next business day thereafter if sent after 5:00 P.M. Central time.

13.          No disparagement.  The Executive shall not, at any time following the date of this Agreement, make or publish any derogatory, unfavorable, negative, disparaging, false, damaging or deleterious written or oral statements or remarks (including without limitation, the repetition or distribution of derogatory rumors, allegations, or negative or unfavorable reports or comments) regarding the Company or any of its affiliates, stockholders or current or former officers, directors, employees, independent contractors, or agents.  The Company’s current officers (including any vice presidents or above) and members of its current Board shall not, at any time following the date of this Agreement, make any public statements or publish any derogatory, unfavorable, negative, disparaging, false, damaging or deleterious written or oral statements or remarks (including without limitation, the repetition or distribution of derogatory rumors, allegations, or negative or unfavorable reports or comments) about the Executive.  Nothing in this Paragraph shall be construed to limit the ability of Executive or the Company’s officers or members of its Board to give truthful testimony pursuant to valid legal process, including but not limited to, a subpoena, court order or a government investigative matter.

14.          Paragraph Headings.  Paragraph headings contained in this Agreement are for convenience of reference only and shall not affect the meaning of any provision herein.

15.          Entire Agreement.  This Agreement sets forth the entire understanding of the parties and supersedes all previous and contemporaneous written or oral negotiations, commitments, understanding and agreements relating to the specific subject matter contained herein.  Any failure of the Company or the Executive to demand full and complete adherence to one or more of this Agreement’s terms, on one or more occasions, shall neither be construed as a waiver nor deprive such party of the right at any time to insist upon strict compliance.  The parties have entered into this Agreement in the belief that its provisions are valid, reasonable, and enforceable.  However, if any one or more of the provisions contained in this Agreement shall be held to be unenforceable for any reason, such unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such unenforceable provision had never been contained herein.  This Agreement shall be construed according to its fair meaning, and not strictly for or against either of the parties hereto.  Any modification of this Agreement must be made in writing and signed by each of the parties hereto.  This Agreement shall supersede the Employment Agreement and any other agreement to which the Company and the Executive are a party regarding termination of his employment with the Company, including the Change in Control Agreement by and between Executive and the Company (the “Change in Control Agreement”) and any other severance plan or agreement.  Executive acknowledges and agrees that the Change in Control Agreement shall terminate and no longer be effective on the Effective Date.

16.          Enforcement.  The parties hereto agree that the Company and its subsidiaries would be damaged irreparably in the event that any provisions of Paragraph 6 or 7 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach.  Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, including liquidated damages provided herein, to an injunction or injunctions to prevent any breach or threatened breach of any such provisions and to enforce such provisions specifically (without posting a bond or other security).  The Executive agrees that he will submit himself to the personal jurisdiction of the courts of the State of Illinois in any action by the Company to enforce any provision of Paragraph 6 or 7 of this Agreement.

17.          Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of Illinois without regard to principles of conflict of laws.  The parties hereto agree to the exclusive jurisdiction of the state and federal courts of located in Cook County, Illinois for the purposes of any court proceeding arising out of this Agreement.

18.          Withholding.  All payments required to be made by the Company hereunder to the Executive shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

19.          Section 409A Compliance.  It is intended that any amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A so as not to subject the Executive to the payment of interest or any tax penalty which may be imposed under Section 409A.  Notwithstanding anything contained herein to the contrary, if, at the Executive’s separation from service, (i) the Executive is a specified employee as defined in Section 409A and (ii) any of the payments or benefits provided hereunder constitute deferred compensation under Section 409A, then, and only to the extent required by such provisions, the date of payment of such payments or benefits otherwise provided shall be delayed for a period of six (6) months following the separation from service.

*          *          *

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first herein above written.

AON CORPORATION

/s/ Baljit Dail	By:	/s/ Gregory J. Besio
BALJIT DAIL	Its: EVP, Chief Human Resource Officer

ATTACHMENT A

GENERAL RELEASE OF ALL CLAIMS

1.                                       This document (the “Release”) is attached to, is incorporated into, and forms a part of the Separation Agreement dated as of February 13, 2012 (the “Agreement”) by and between Aon Corporation (“Aon”) and Baljit Dail (the “Executive”).  For valuable consideration, the adequacy of which is hereby acknowledged, the undersigned Executive, on his own behalf and on behalf of his heirs, executors, administrators, successors, representatives and assigns, does herein unconditionally release, waive, and fully discharge Aon, its affiliates and subsidiaries (including successors and assigns thereof) (collectively, the “Company”), and all of their respective past, present and future employees, officers, directors, agents, predecessors, administrators, representatives, attorneys, and shareholders, and employee benefit plans, from any and all legal claims, liabilities, suits, causes of action (whether before a court or an administrative agency), damages, costs, attorneys’ fees, interest, injuries, expenses, debts, or demands of any nature whatsoever, known or unknown, liquidated or unliquidated, absolute or contingent, at law or in equity, which were or could have been filed with any Federal, state, or local court, agency, arbitrator or any other entity, based directly or indirectly on the Executive’s employment with and separation from the Company or based on any other alleged act or omission by or on behalf of the Company prior to the Executive’s signing this Release.  Without limiting the generality of the foregoing terms, this Release specifically includes all claims based on the terms, conditions, and privileges of employment, and those based on breach of contract (express or implied), tort, harassment, intentional infliction of emotional distress, defamation, negligence, privacy, employment discrimination, retaliation, discharge not for just cause, constructive discharge, wrongful discharge, the Age Discrimination in Employment Act, as amended (the “ADEA”), Executive Order 11,141 (age discrimination), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866 and 1871, 41 U.S.C. §1981 (discrimination), 29 U.S.C. §206(d)(1) (equal pay), Executive Order 11,246 (race, color, religion, sex and national origin discrimination), the National Labor Relations Act, the Fair Labor Standards Act, the Americans with Disabilities Act of 1990, the Family Medical Leave Act, the Immigration Reform and Control Act, the Vietnam Era Veterans Readjustment Assistance Act, §§503-504 of the Rehabilitation Act of 1973 (handicap rehabilitation), any federal, state or local fair employment, human rights wage and hour laws and wage payment laws, and any and all other Federal, state, local or other governmental statutes, laws, ordinances, regulations and orders, under common law.  This Release shall not waive or release any rights or claims that the Executive may have: (a) under any compensation or employee benefit plan, program or arrangement (including, without limitation, obligations to the Executive under the Agreement, any stock option, stock award or agreements or obligations under any pension, deferred compensation or retention plan) provided by the Company where the Executive’s compensation or benefits are intended to continue or the Executive is to be provided with compensation or benefits, in accordance with the express written terms of such plan, program or arrangement, beyond the Termination Date (as defined in the Agreement); (b) rights to indemnification the Executive may have under the Agreement, any other separate agreement entered into with the Company, any directors and officers liability insurance, the Company’s By-laws or Articles of Incorporation, (c) claims for unemployment compensation pursuant to the terms of applicable state law; or (d) any claims that arise on or after the effective date of this Release or cannot otherwise be waived by law.

2.                                       The Executive intends this Release to be binding on his successors, and the Executive specifically agrees not to file or continue any claim in respect of matters covered by Paragraph 1 above.  The Executive further agrees never to institute any suit, complaint, proceeding, grievance or action of any kind at law, in equity, or otherwise in any court of the United States or in any state, or in any administrative agency of the United States or any state, county or municipality, or before any other tribunal, public or private, against the Company arising from or relating to his employment with or the termination of his employment from the Company and/or any other occurrences to the date of this Release, other than a claim challenging the validity of this Release under the ADEA or respecting any matters not covered by this Release.

3.                                       The Executive is further waiving his right to receive money or other relief in any action instituted by him or on his behalf by any person, entity or governmental agency in respect of matters covered by this Release.  Nothing in this Release shall limit the rights of any governmental agency or the Executive’s right of access to, cooperation or participation with any governmental agency, including without limitation, the United States Equal Employment Opportunity Commission.  The Executive further agrees to waive his rights under any other statute or regulation, state or federal, which provides that a general release does not extend to claims which the Executive does not know or suspect to exist in his favor at the time of executing this Release, which if known to him must have materially affected his settlement with the Company.

4.                                       In further consideration of the promises made by the Company in this Release, the Executive specifically waives and releases the Company from all claims the Executive may have as of the date of this General Release, whether known or unknown, arising under the ADEA.  The Executive further agrees that:

(a)                                  the Executive’s waiver of rights under this Release is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990 (“OWBPA”);

(b)                                 the Executive understands the terms of this Release;

(c)                                  the Company is hereby advising the Executive in writing to consult with an attorney prior to executing this Release;

(d)                                 the Company is giving the Executive a period of twenty-one (21) days within which to consider this Release;

(e)                                  following the Executive’s execution of this Release, the Executive has seven (7) days in which to revoke Executive’s release under the ADEA and OWBPA by written notice.  An attempted revocation not actually received by the Company prior to the revocation deadline will not be effective;

(f)                                    the provisions of this Release with respect to ADEA and OWBPA shall be void and of no force and effect if the Executive chooses to so revoke, and if the Executive chooses not to so revoke shall become effective and enforceable upon the expiration of the revocation period; and

(g)                                 notwithstanding Executive’s revocation of the portions of this Release covering the ADEA and OWBPA, upon execution hereof all other provisions of this Release shall become effective and shall be irrevocable.

5.                                       This Release does not waive rights or claims that may arise after the date the Executive signs this Release.  To the extent barred by the OWBPA, the covenant not to sue contained in Paragraph 2 does not apply to claims under the ADEA that challenge the validity of this Release. The Executive specifically acknowledges that, except as specifically described above, it is his intention to release all claims known and unknown.

6.                                       To revoke the portions of this Release covering the ADEA and OWBPA, the Executive must send a written statement of revocation to the Company to the address provided in Paragraph 12 of the Agreement.  The revocation must be received no later than 5:00 p.m. on the seventh (7th) day following the Executive’s execution of this Release.  If the Executive does not revoke, the eighth (8th) day following the Executive’s acceptance will be the “effective date” of this Release with respect to the ADEA and OWBPA provisions, in all other regards, this Release shall be effective on the date this Release is executed by the Executive.

7.                                       Executive’s right to revoke is limited to the ADEA and OWBPA and shall not be construed as a right to revoke other provisions of this Release.  If Executive revokes his release of claims under the ADEA or OWBPA all remaining terms of this Release shall continue to have full force and effect and the Release shall continue to be enforceable as if the ADEA and OWBPA release was severed, but the Company shall no longer be obligated to provide the additional benefits under Paragraph 4 of the Agreement and Executive shall forfeit the vesting of any equity awards under Paragraph 2 of the Agreement.

8.                                       The Executive warrants that he has not breached his fiduciary duties to the Company, has not bound the Company to any agreement not already disclosed, and has not engaged in any conduct involving the Company that would constitute a violation of his Employment Agreement or state or federal law.  In reliance on these warranties and in consideration of the foregoing, the Company releases the Executive, his heirs, executors, personal representatives, administrators, attorneys (current and former), assigns and agents from any claims, actions, causes of action, demands, obligations or damages of any kind arising from the Executive’s employment by the Company and the separation of that employment or otherwise, that the Company ever had or now has upon or by reason of any matter, cause or thing, up to and including the day on which the Company signs the Agreement.

9.                                       This Release shall be governed by the internal laws (and not the choice of laws) of the State of Illinois.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date:
Baljit Dail